EXHIBIT 99.2

Purported Class Action and Derivative Lawsuit Relating to TidalWire
Acquisition Filed Against Network Engines and its Board of Directors

Canton, MA., January 10, 2003 – Network Engines, Inc. (Nasdaq:NENG), a leading provider of enterprise server appliances and integration, fulfillment and distribution services, today announced that it has learned that a purported class action and derivative lawsuit was filed on January 7, 2003 in the Court of Chancery in the State of Delaware against Network Engines and its Board of Directors relating to the acquisition of TidalWire Inc. The plaintiffs in the complaint allege that Network Engines and its Board of Directors breached their fiduciary duties by, among other things, paying an excessive amount in the acquisition of TidalWire and purportedly failing to disclose material facts in the Company’s Joint Proxy Statement/Information Statement distributed to stockholders for approval of the issuance of shares of Network Engines in the merger. The plaintiffs are seeking damages, rescission of the merger and other relief. Network Engines believes that it has highly meritorious defenses and intends to vigorously defend against the suit.

Network Engines completed the acquisition of TidalWire Inc., a privately held company dedicated to the distribution and support of storage networking products, on December 27, 2002. The transaction, valued at approximately $18 million, created a combined company dedicated to the development, manufacturing, and distribution of server appliances and complementary products for storage, security and network management applications.

About Network Engines

Network Engines (Nasdaq: NENG) specializes in the development, manufacturing, and distribution of server appliances and complementary products for storage, security and network management applications. By offering a combination of application integration services, value-added utilities, a suite of hardware reference platforms, and worldwide fulfillment and distribution services, Network Engines enables its partners to achieve rapid time-to-market while minimizing their customer support costs. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company’s products and services visit www.networkengines.com or phone 781-332-1000.

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Safe Harbor for Forward-Looking Statements

Network Engines cannot predict the outcome of the lawsuit filed against Network Engines and its Board of Directors. Statements in this press release regarding this litigation, and any other statements about Network Engines’ management’s future expectations, beliefs, goals, plans or prospects, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s Annual Report on Form 10-K filed on December 20, 2002 under the section “Factors That May Affect Future Operating Results” as well as those factors contained in the Company’s Joint Proxy Statement/Information Statement filed on December 6, 2002 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Source: Network Engines, Inc.

Contact: John Murzycki, Corporate Communications Manager of Network Engines, Inc., +1-781-332-1914 or john.murzycki@networkengines.com